EX 99.5

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On September 15, 2013, Post Holdings, Inc. (“Post” or the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Viterra Inc. (“Viterra”) pursuant to which Post agreed to purchase from Viterra (the “Agricore Acquisition”) all of the stock of Agricore United Holdings Inc. (“Agricore”). Agricore is the parent company of Dakota Growers Pasta Company, Inc. (“Dakota Growers”), a manufacturer of dry pasta for retail and institutional markets. The consolidated and combined financial statements of Agricore include interests in the assets, liabilities, revenues and expenses attributable to Dakota Growers and management's estimates of Viterra's general and administrative expenses attributable to these operations. As part of the Agricore Acquisition, Post also agreed to acquire durum wheat inventory held by Viterra for the Dakota Growers business. The purchase price payable by Post under the Purchase Agreement was $370.0 million, on a debt-free, cash-free basis, subject to a working capital adjustment and other adjustments in accordance with the terms of the Purchase Agreements. Post paid Viterra approximately $366.2 million at closing to consummate the Agricore Acquisition effective on January 1, 2014. The working capital adjustment is subject to a post-closing true-up. After consideration of Post’s current estimate of the post-closing working capital true-up and other adjustments in accordance with the terms of the Purchase Agreement, Post estimates the final purchase price will be approximately $359.6 million.

On April 16, 2014, Post and Acquisition Sub, Inc., a newly organized subsidiary of Post, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MFI Holding Corporation (“MFI”) and GS Capital Partners VI Fund, L.P., as representative for the stockholders and optionholders of MFI. Under the Merger Agreement, Post will acquire MFI and its subsidiaries, including Michael Foods Group, Inc. (collectively, the “MFI Business”), for a purchase price of $2.45 billion (on a debt-free and cash free basis, subject to a working capital adjustment and certain other adjustments described in the Merger Agreement, including a $50.0 million payment on the first anniversary of the closing date). The Merger Agreement provides for the acquisition (the “MFI Acquisition”) of the MFI Business by Post by means of the merger of Acquisition Sub, Inc., with and into MFI, with MFI being the surviving corporation in the merger and becoming a wholly-owned subsidiary of Post as a result of the merger. The obligations of the parties to complete the MFI Acquisition are subject to certain customary closing conditions.

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of Post, Agricore and MFI and has been prepared to reflect the Agricore Acquisition and the proposed MFI Acquisition and related financing transactions. The Company financed the Agricore Acquisition with cash on hand as of January 1, 2014 which was principally derived from the net proceeds of the Company’s issuance of $350.0 million of principal value of 7.375% senior notes on July 18, 2013. Concurrently, and in connection with entering into the Merger Agreement, Post entered into a commitment letter with various lenders, pursuant to which Post received committed financing up to $1.765 billion of credit facilities consisting of (i) a senior secured first lien term loan facility of $1.425 billion and (ii) an unsecured senior increasing rate bridge loan of up to $340.0 million. The committed facilities, together with cash on hand, are sufficient to fund the MFI Acquisition, including the payment of related fees and expenses. For purposes of the pro forma financial information, we have assumed the acquisition financing will consist of: (a) $735.0 million aggregate principal amount of term loan B; (b) $630.0 million aggregate principal amount of senior unsecured notes; (c) $200.0 million issuance of common stock; and (d) $200.0 million issuance of tangible equity units, consisting of $167.2 million of prepaid stock purchase contracts and $32.8 million of senior amortizing notes. The final structure and terms of the acquisition financing will be subject to market conditions and may change materially from the assumptions used in the pro forma information. See "Notes to Unaudited Pro Forma Condensed Consolidated Financial Information – MFI Acquisition Transaction Summary – Financing Assumptions" below.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of operating results that would have been achieved had the acquisitions been completed as of October 1, 2012 and does not intend to project the future financial results of Post after the Agricore Acquisition and the MFI Acquisition. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what Post's financial condition would have been had the transactions closed on March 31, 2014 or for any future or historical period. The unaudited pro forma condensed consolidated statements of operations and balance sheet are based on certain assumptions, described in the accompanying notes, which management believes are reasonable and do not reflect the

EX 99.5

cost of any integration activities or the benefits from the Agricore Acquisition and the MFI Acquisition and synergies that may be derived.

Post’s fiscal year ends in September, while Agricore’s fiscal year ends in October and MFI’s fiscal year ends in December. The unaudited condensed consolidated balance sheet combines the unaudited consolidated balance sheet of Post as of March 31, 2014, which includes the accounts of Agricore because the Agricore Acquisition closed on January 1, 2014, and the unaudited condensed consolidated balance sheet of MFI as of March 29, 2014. The full-year unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2013, combines the audited consolidated statement of operations for Post for the fiscal year ended September 30, 2013 with the audited consolidated and combined carve-out statement of operations of Agricore for the fiscal year ended October 31, 2013 and the audited consolidated statement of operations of MFI for the fiscal year ended December 28, 2013. The unaudited pro forma condensed consolidated statement of operations for the six months ended March 31, 2014 combines the unaudited condensed consolidated statement of operations of Post for the six months ended March 31, 2014 with the unaudited condensed consolidated statement of operations of Agricore for the three months ended October 31, 2013 and MFI’s unaudited condensed consolidated statement of operations for the six months ended March 29, 2014. Only three months of historical stand-alone Agricore results of operations are included because the Agricore Acquisition closed on January 1, 2014 and the results of Agricore’s operations are included in Post’s consolidated results of operations from that date forward. Unaudited statement of operations data for the three months ended October 31, 2013 were utilized for Agricore to correspond with Agricore’s historical quarterly fiscal periods. By using this quarterly data, results of operations for Agricore for the months of November and December, 2013 are excluded from the condensed consolidated pro forma statement of operations for the six months ended March 31, 2014. Net sales and operating profit for Agricore for those months were approximately $40.5 million and $3.0 million in the aggregate, respectively. There were no significant unusual adjustments recorded by Agricore during this two-month period. The unaudited condensed consolidated statement of operations of MFI for the six months ended March 29, 2014 was determined by adding MFI’s unaudited condensed consolidated statement of operations for its fiscal fourth quarter of 2013 with the unaudited condensed consolidated statement of operations for its fiscal first quarter of 2014. By determining the unaudited condensed consolidated statement of operations of MFI for the six months ended March 29, 2014 in this manner, the results of operations of MFI's fiscal 2013 fourth quarter have been included in the pro forma financial information in both the annual unaudited pro forma condensed consolidated statement of operations and the six month unaudited pro forma condensed consolidated statement of operations. MFI's net sales and operating profit in its fiscal fourth quarter of 2013 were $512.7 and $45.1, respectively. There were no significant unusual adjustments recorded by MFI during this quarterly period.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following information:

•	notes to the unaudited pro forma condensed consolidated financial information;

•	Post’s Current Report on Form 8-K filed on September 16, 2013, including exhibits thereto, which describes the Agricore Acquisition;

•	Post’s second Current Report on Form 8-K filed on April 17, 2014, including exhibits thereto, which describes the MFI Acquisition;

•
audited financial statements of Post as of and for the year ended September 30, 2013, which are included in Post’s Annual Report on Form 10-K for the year ended September 30, 2013, as filed with the SEC;

•
unaudited financial statements of Post as of and for the six months ended March 31, 2014, which are included in Post’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC;

•	audited financial statements of Agricore as of and for the year ended October 31, 2013, which are included in Exhibit 99.1 of Post’s Current Report on Form 8-K/A filed on January 21, 2014; and

EX 99.5

•	audited financial statements of MFI as of and for the year ended December 28, 2013, which are included in Exhibit 99.1 of Post’s Current Report on Form 8-K filed on May19, 2014.

EX 99.5

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2014
(in millions)

	Post Historical	MFI Historical	MFI Pro Forma Adjustments		Pro Forma
Assets
Current Assets
Cash and cash equivalents	$825.9	$42.3	$(840.6)	(1)	$27.6
Restricted cash	1.8	—	—		1.8
Receivables, net	185.5	169.4	—		354.9
Inventories	224.5	161.1	14.7	(2)	400.3
Deferred income taxes	24.7	1.1	(5.6)	(3)	20.2
Prepaid expenses and other current assets	53.2	14.1	—		67.3
Total current assets	1,315.6	388.0	(831.5)		872.1
Property, net	491.1	261.7	63.7	(4)	816.5
Goodwill	1,910.8	830.9	391.8	(5)	3,133.5
Other intangible assets, net	1,420.7	515.9	833.6	(6)	2,770.2
Deferred income taxes	2.1	—	—		2.1
Other assets	43.8	44.6	(8.4)	(7)	80.0
Total assets	$5,184.1	$2,041.1	$449.2		$7,674.4
Liabilities and Equity
Current Liabilities
Current maturities of long-term debt	$—	$4.4	$—		$4.4
Accounts payable	112.6	93.1	—		205.7
Other current liabilities	117.1	99.1	6.6	(8)	222.8
Total current liabilities	229.7	196.6	6.6		432.9
Long-term debt	2,302.1	1,439.6	(36.9)	(9)	3,704.8
Deferred income taxes	440.2	230.3	340.4	(3)	1,010.9
Other liabilities	120.7	3.4	—		124.1
Total liabilities	3,092.7	1,869.9	310.1		5,272.7
Equity
Preferred stock	0.1	—	—		0.1
Common stock	0.4	—	—		0.4
Additional paid-in capital	2,138.2	132.4	221.3	(10)	2,491.9
Retained earnings (accumulated deficit)	21.0	37.7	(81.1)	(10)	(22.4)
Accumulated other comprehensive (loss) income	(14.9)	1.1	(1.1)	(10)	(14.9)
Treasury stock	(53.4)	—	—		(53.4)
Total equity	2,091.4	171.2	139.1		2,401.7
Total liabilities and equity	$5,184.1	$2,041.1	$449.2		$7,674.4

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

EX 99.5

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended September 30, 2013
(in millions, except per share data)

	Post Historical	Agricore Historical	Agricore Pro Forma Adjustments		MFI Historical	MFI Pro Forma Adjustments		Pro Forma
Net Sales	$1,034.1	$283.1	$—		$1,948.3	$(1.2)	(11)	$3,264.3
Cost of goods sold	(609.2)	(231.8)	6.2	(a)	(1,623.0)	37.2	(12)	(2,420.6)
Gross Profit	424.9	51.3	6.2		325.3	36.0		843.7
Selling, general and administrative expenses	(294.4)	(15.6)	(7.5)	(b)	(130.5)	(36.0)	(13)	(484.0)
Amortization of intangible assets	(14.6)	(2.3)	(9.2)	(c)	(30.8)	(36.3)	(6)	(93.2)
Restructuring expense	(3.8)	—	—		—	—		(3.8)
Impairment of goodwill and other intangible assets	(2.9)	—	—		—	—		(2.9)
Other operating expenses, net	(1.4)	(3.4)	—		—	—		(4.8)
Operating Profit	107.8	30.0	(10.5)		164.0	(36.3)		255.0
Interest expense	(85.5)	(5.7)	(14.4)	(d)	(111.2)	29.8	(14)	(187.0)
Unrealized loss on currency transactions	—	—	—		(1.2)	—		(1.2)
Earnings before Income Taxes	22.3	24.3	(24.9)		51.6	(6.5)		66.8
Income tax provision	(7.1)	(7.5)	9.4	(e)	(17.0)	2.5	(3)	(19.7)
Equity in losses of unconsolidated subsidiary	—	—	—		(0.8)	—		(0.8)
Net Earnings	15.2	16.8	(15.5)		33.8	(4.0)		46.3
Preferred stock dividends	(5.4)	—	—		—	—		(5.4)
Net Earnings Available to Common Stockholders	$9.8	$16.8	$(15.5)		$33.8	$(4.0)		$40.9

Earnings per Share:
Basic	$0.30							$0.99
Diluted	$0.30							$0.98

Weighted-average Shares Outstanding (in millions of shares):
Basic	32.7					8.6	(15)	41.3
Diluted	33.0					8.6	(15)	41.6

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

EX 99.5

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ended March 31, 2014
(in millions, except per share data)

	Post Historical	Agricore Historical	Agricore Pro Forma Adjustments		MFI Historical	MFI Pro Forma Adjustments		Pro Forma
Net Sales	$735.0	$69.0	$ —		$986.7	$(0.3)	(11)	$1,790.4
Cost of goods sold	(491.1)	(56.7)	5.8	(a)	(835.7)	18.8	(12)	(1,358.9)
Gross Profit	243.9	12.3	5.8		151.0	18.5		431.5
Selling, general and administrative expenses	(186.2)	(4.3)	2.3	(b)	(66.1)	(16.8)	(13)	(271.1)
Amortization of intangible assets	(18.4)	(0.4)	(2.4)	(c)	(15.4)	(18.2)	(6)	(54.8)
Loss on foreign currency	(13.5)	—	—		—	—		(13.5)
Restructuring expenses	(0.7)	—	—		—	—		(0.7)
Other operating expenses, net	(0.2)	—	—		—	—		(0.2)
Operating Profit	24.9	7.6	5.7		69.5	(16.5)		91.2
Interest expense	(66.3)	—	—	(d)	(55.1)	15.2	(14)	(106.2)
Unrealized loss on currency transactions	—	—	—		(1.0)	—		(1.0)
(Loss) Earnings before Income Taxes	(41.4)	7.6	5.7		13.4	(1.3)		(16.0)
Income tax benefit (provision)	20.7	(1.2)	(2.2)	(e)	(4.2)	0.5	(3)	13.6
Equity in losses of unconsolidated subsidiary	—	—	—		—	—		—
Net (Loss) Earnings	(20.7)	6.4	3.5		9.2	(0.8)		(2.4)
Preferred stock dividends	(6.9)	—	—		—	—		(6.9)
Net (Loss) Earnings Available to Common Stockholders	$(27.6)	$6.4	$3.5		$9.2	$(0.8)		$(9.3)

(Loss) Earnings per Share:
Basic	$(0.83)							$(0.22)
Diluted	$(0.83)							$(0.22)

Weighted-average Shares Outstanding (in millions of shares):
Basic	33.1					8.6	(15)	41.7
Diluted	33.1					8.6	(15)	41.7

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

EX 99.5

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
(dollars in millions, except per share data)

Basis of Pro Forma Presentation
The unaudited pro forma condensed consolidated financial information presented here is based on the historical audited and unaudited consolidated financial information of Post, the audited and unaudited consolidated and combined carve-out financial information of Agricore and the audited and unaudited consolidated financial information of MFI. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2014 assumes the MFI Acquisition was completed on that date. Because the Agricore Acquisition was completed prior to March 31, 2014, no pro forma adjustments have been made for the Agricore Acquisition as Agricore’s accounts are included in Post historical balance sheet as of that date. The unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 2013 and the six months ended March 31, 2014 assume the Agricore Acquisition and MFI Acquisition were completed on October 1, 2012.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated balance sheet are based on items that are directly attributable to the MFI Acquisition and that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are based on items directly attributable to both of the acquisitions and related financings, and that are factually supportable and expected to have a continuing impact on Post.

Both acquisitions will be accounted for as business combinations. Accordingly, the respective total purchase price will be allocated to the assets acquired and liabilities assumed in each transaction based on their estimated fair values. The unaudited pro forma condensed consolidated statements of operations do not reflect the cost of any integration activities or benefits from the acquisitions and synergies that may be derived from any integration activities, both of which may have a material effect on Post’s consolidated results of operations in periods following the completion of the Agricore Acquisition and the MFI Acquisition.

Certain amounts in Agricore’s and MFI’s historical financial information have been reclassified to conform to Post’s presentation.

Agricore Acquisition Transaction Summary
Post paid Viterra approximately $366.2 at closing to consummate the Agricore Acquisition effective on January 1, 2014. The purchase price is subject to adjustment based on final net working capital and other variables per the terms of the Purchase Agreement. The parties have not yet agreed to a final working capital settlement amount, however, Post currently estimates the final working capital settlement, and other adjustments in accordance with the terms of the Purchase Agreement, will result in an amount due back to Post of approximately $6.6, resulting in an estimated net purchase price for the Agricore Acquisition of approximately $359.6.

Post financed the Agricore Acquisition with cash on hand as of the closing date which was principally derived from the net proceeds of the Company’s issuance of $350.0 of principal value of 7.375% senior notes on July 18, 2013. Pro forma adjustments related to the financing have been made in the unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2013 to reflect the impact of the financing as if it had been completed on October 1, 2012 rather than July 18, 2013. No pro forma adjustments relating to the financing have been made in the pro forma statement of operations for the six months ended March 31, 2014 because Post’s historical unaudited condensed consolidated statement of operations includes the impact of the financing for the entire six month period.

Post has performed a detailed valuation analysis to determine the fair values of Agricore’s assets and liabilities, however, certain aspects of purchase accounting are not yet finalized. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary allocation of the estimated final net purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. Upon

EX 99.5

finalization of the purchase price allocation, there may be additional increases or decreases to the recorded book values of Agricore’s assets and liabilities, including but not limited to trademarks, customer relationships and other intangible assets and property, plant and equipment that could give rise to future amounts of depreciation and amortization expense and related deferred taxes that are not reflected in the unaudited pro forma condensed consolidated information. Accordingly, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information.

Agricore Acquisition Pro Forma Adjustments

(a)
For the year ended September 30, 2013, consists of adjustments to reclassify warehousing costs out of cost of goods sold (“COGS”) into selling, general and administrative expenses (“SG&A”) and to record incremental depreciation expense resulting from stepping-up the value of property, plant and equipment to fair value. For the six months ended March 31, 2014, consists of adjustments for warehousing expenses and incremental depreciation expense as well as inventory step-up.

Warehousing expenses – Historically, Agricore recorded warehousing expenses in COGS. Post accounts for warehousing expenses in SG&A. Adjustments of $7.5 and $2.0 were made for the year ended September 30, 2013 and the six months ended March 31, 2014, respectively, to classify Agricore warehousing costs in accordance with Post’s accounting policies.
Depreciation expense - For purposes of the purchase price allocation discussed above, Post estimated the fair value of Agricore’s property, plant and equipment to be approximately $9.4 higher than historical net book value. After consideration of this step-up in value and a reassessment of the remaining useful lives of Agricore’s property, plant and equipment, Post estimated incremental depreciation expense of $1.3 and $0.3 for the year ended September 30, 2013 and six months ended March 31, 2014, respectively.
Inventory step-up – For purposes of the purchase price allocation discussed above, Post estimated the fair value of inventory to be approximately $4.1 greater than historical book value. This inventory step-up was charged to COGS during the six months ended March 31, 2014. A pro forma adjustment has been made to reverse the expense as it is a non-recurring cost directly related to the Agricore Acquisition.

(b)
For the year ended September 30, 2013, and the six months ended March 31, 2014, consists of the adjustments discussed above in note (a) to reclassify warehousing expenses. In addition, for the six months ended March 31, 2014, reflects a $4.3 adjustment to remove non-recurring transaction expenses, recorded in Post’s historical financial statements, which are directly attributable to the Agricore Acquisition.

(c)
For purposes of the purchase price allocation discussed above, Post estimated the fair value of Agricore’s identifiable intangible assets at $150.0. The table below summarizes the estimated fair values, useful lives and pro forma amortization expense adjustment for identifiable intangible assets:

	Amount	Useful Life	Amortization Expense Six Months Ended March 31, 2014	Amortization Expense Year Ended September 30, 2013

Trademarks	$22.8	5 to 20 years	$0.7	$1.4
Customer relationships	127.2	12.5 years	5.0	10.1
Total	$150.0		5.7	11.5
Less existing amortization expense			3.3	2.3
Pro forma adjustment			$2.4	$9.2

(d)
As discussed above, the purchase consideration for the Agricore Acquisition was from cash on hand at the time of the closing date which was principally derived from the net proceeds of the Company’s issuance of $350.0 of principal value of 7.375% senior notes on July 18, 2013. No pro forma adjustment for incremental interest expense was recorded in the

EX 99.5

unaudited pro forma statement of operations for the six months ended March 31, 2014 because Post’s historical financial statements contained interest expense and related premium amortization for the $350.0 of principal value of 7.375% senior notes for the entire time period. For the year ended September 30, 2013, a pro forma adjustment of $14.4 was made in order to remove interest expense reported in the historical statement of operations of Agricore as the Agricore Acquisition was consummated on a debt free basis and to record incremental interest expense for the Company’s $350.0 of principal value of 7.375% senior notes as if those notes had been issued on October 1, 2012.

(e)
Income tax expense impacts in the pro forma condensed consolidated statements of operations as a result of purchase accounting and other pro forma adjustments have been estimated using Post’s historical statutory tax rate of approximately 37.94%.

MFI Acquisition Transaction Summary
Post intends to pay $2,450.0 at closing to consummate the MFI Acquisition. In addition, Post will pay an amount equal to MFI's cash and cash equivalents on hand at the closing date. The purchase price is subject to change based on a working capital adjustment and certain other adjustments described in the Merger Agreement, including a $50.0 payment on the first anniversary of the closing date. Pro forma adjustments related to the financing for the MFI Acquisition have been made in the unaudited pro forma condensed consolidated balance sheet as of March 31, 2014 as if the MFI Acquisition had closed on that date and in the unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 2013 and the six months ended March 31, 2014 as if the financings had been completed on October 1, 2012.

Financing Assumptions

Concurrently, and in connection with entering into the Merger Agreement, Post entered into a commitment letter with various lenders pursuant to which Post received committed financing up to $1,765.0 of credit facilities consisting of (i) a senior secured first lien term loan facility of $1,425.0 and (ii) an unsecured senior increasing rate bridge loan of up to $340.0. The committed facilities, together with cash on hand, are sufficient to fund the MFI Acquisition, including the payment of related fees and expenses. Notwithstanding the foregoing, for purposes of the pro forma financial information, Post has assumed the MFI Acquisition financing will consist of:

(a)	an assumed $735.0 aggregate principal amount of term loan B, with an assumed stated interest rate of 4.25%;

(b)	an assumed $630.0 aggregate principal amount of senior unsecured notes, with an assumed stated interest rate of 6.625%;

(c)
an assumed $200.0 issuance of common stock, at an assumed offering price of $46.96 (which was the closing price of Post’s common stock on The New York Stock Exchange on May 16, 2014), which would result in the issuance of approximately 4.3 million shares of common stock (assuming no exercise of the underwriters’ option to purchase additional shares of common stock) and an increase in pro forma weighted-average shares outstanding by such amount of shares; and

(d)
an assumed $200.0 issuance of tangible equity units, assumed to be comprised of $167.2 of prepaid stock purchase contracts and $32.8 of senior amortizing notes. The prepaid stock purchase contracts are assumed to have a “reference price” equal to $46.96 (which was the closing price of Post’s common stock on The New York Stock Exchange on May 16, 2014), such that the maximum number of shares issuable on the June 1, 2017 settlement date (which would be subject to postponement in certain limited circumstances) would be approximately 4.3 million (assuming no exercise of the underwriters’ option to purchase additional tangible equity units) and an increase in pro forma weighted-average shares outstanding by such amount of shares. The senior amortizing notes are assumed to have a stated interest rate of 6.0%.

The final structure and terms of the MFI Acquisition financing will be subject to market conditions and may change materially from the assumptions described above. Changes in the assumptions described above would result in changes to various

EX 99.5

components of the unaudited pro forma condensed consolidated balance sheet, including cash and cash equivalents, long-term debt and additional paid-in capital, and various components of the unaudited pro forma condensed consolidated statements of income, including interest expense, earnings per share and weighted-average shares outstanding. Depending upon the nature of the changes, the impact on the pro forma financial information could be material.

•
Each 0.125% increase (decrease) in each of the respective stated interest rates assumed above for the term loan B, the unsecured senior notes and the senior amortizing notes would increase (decrease) pro forma interest expense by approximately $0.9, $0.8 and less than $0.1, respectively, for the year ended September 30, 2013 and approximately $0.5, $0.4 and less than $0.1, respectively, for the six months ended March 31, 2014, and would decrease (increase) pro forma earnings per share (basic and diluted) by approximately $0.01, $0.01 and less than $0.01 per share, respectively, for the year ended September 30, 2013 and approximately $0.01, $0.01 and less than $0.01 per share, respectively, for the six months ended March 31, 2014 (assuming the principal balances do not change from those assumed above and the pro forma weighted-average shares outstanding do not change from those assumed above);

•
Each $50.0 increase (decrease) in the principal amount of the term loan B would increase (decrease) pro forma interest expense by approximately $2.3 for the year ended September 30, 2013 and approximately $1.2 for the six months ended March 31, 2014 and would decrease (increase) pro forma earnings per share (basic and diluted) by approximately $0.04 per share for the year ended September 30, 2013 and approximately $0.02 per share for the six months ended March 31, 2014 (assuming the stated interest rate on the term loan B does not change from that assumed above and the pro forma weighted-average shares outstanding do not change from those assumed above);

•
Each $50.0 increase (decrease) in the principal amount of the unsecured senior notes would increase (decrease) pro forma interest expense by approximately $3.4 for the year ended September 30, 2013 and approximately $1.7 for the six months ended March 31, 2014 and would decrease (increase) pro forma earnings per share (basic and diluted) by approximately $0.05 per share for the year ended September 30, 2013 and approximately $0.03 per share for the six months ended March 31, 2014 (assuming the stated interest rate on the unsecured senior notes does not change from that assumed above and the pro forma weighted-average shares outstanding do not change from those assumed above);

•
Each $50.0 increase (decrease) in the amount of common stock issued would increase (decrease) pro forma weighted average shares outstanding by approximately 1.1 million shares and would decrease (increase) pro forma earnings per share (basic and diluted) by approximately $0.03 per share for the year ended September 30, 2013 and less than $0.01 per share for the six months ended March 31, 2014 (assuming the offering price per share of common stock does not change from that assumed above);

•
Each $50.0 increase (decrease) in the amount of tangible equity units would increase (decrease) pro forma interest expense by approximately $0.6 for the year ended September 30, 2013 and approximately $0.2 for the six months ended March 31, 2014, would increase (decrease) pro forma weighted-average shares outstanding by approximately 1.1 million shares, and would decrease (increase) pro forma earnings per share (basic and diluted) by approximately $0.04 per share for the year ended September 30, 2013 and $0.01 per share for the six months ended March 31, 2014 (assuming the stated interest rate on the senior amortizing notes does not change from that assumed above, the “reference price” for the prepaid stock purchase contracts component of the tangible equity units does not change from that assumed above, and the ratio of the amount of the prepaid stock purchase contracts to the amount of the senior amortizing note does not change from that assumed above); and

EX 99.5

•
Each $1.00 increase (decrease) in the assumed offering price of the common stock of $46.96 and the assumed “reference price” of the prepaid stock purchase contracts of $46.96 (each of which was the closing price of Post’s common stock on The New York Stock Exchange on May 16, 2014), would, in the aggregate, decrease (increase) pro forma weighted-average shares outstanding by approximately 0.2 million shares, and would increase (decrease) pro forma earnings per share (basic and diluted) by less than $0.01 for the year ended September 30, 2013 and the six months ended March 31, 2014, respectively (assuming the aggregate dollar amounts of common stock and the prepaid stock purchase contract components of the tangible equity units to be issued do not change from those assumed above).

At this time, Post has not performed a detailed valuation analyses to determine the fair values of MFI’s assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. In addition, Post has not yet performed the due diligence necessary to identify all of the adjustments required to conform MFI’s accounting policies to Post’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in the preparation of this unaudited pro forma condensed consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of MFI’s assets and liabilities, including but not limited to trademarks, customer relationships and other intangible assets and property, plant and equipment that could give rise to future amounts of depreciation and amortization expense and changes in related deferred taxes that are not reflected in the information contained in this unaudited pro forma condensed consolidated information. Accordingly, once the necessary valuation analyses have been performed and the final purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated statement of operations does not reflect the cost of any integration activities or benefits from the MFI Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on Post’s consolidated results of operations in periods following the completion of the MFI Acquisition.

Below is a summary of the preliminary allocation of purchase consideration to the book value of net assets acquired and certain valuation adjustments related to the MFI Acquisition:

Total consideration (includes closing consideration, $42.3 for MFI cash on hand and $50.0 due on first anniversary of close)	$2,542.3
Allocated to:
Historical net book value of MFI	$171.2
MFI debt and accrued interest to be retired at closing	1,447.9
Write-off deferred financing fees on MFI debt to be retired at closing	(34.6)
Preliminary valuation adjustment to inventories	14.7
Preliminary valuation adjustment for property, plant and equipment	63.7
Preliminary valuation adjustment to identifiable intangible assets	833.6
Deferred tax impact of preliminary valuation adjustments	(346.0)
Residual adjustment to goodwill created by the business combination	391.8
Total acquisition cost allocated	$2,542.3

The following table is an estimate of the total sources and uses of cash as a result of the MFI Acquisition and related financing transactions.

EX 99.5

Cash on hand at closing	$840.6
Term loan B	735.0
Senior unsecured notes	630.0
Common equity	200.0
Tangible equity units (i)	200.0
Total sources of cash for closing	$2,605.6

Fund MFI Acquisition (including repayment of $1,447.9 of MFI debt and related accrued interest)	$2,492.3
Breakage cost on existing MFI debt	36.5
Other estimated transaction fees and expenses	76.8
Total acquisition cost allocated	$2,605.6

(i)
For purposes of the pro forma financial information, the tangible equity units were assumed to consist of $167.2 of prepaid stock purchase contracts accounted for as equity and $32.8 of senior amortizing notes accounted for as debt.

MFI Acquisition Pro Forma Adjustments

(1)
After consideration of the expected financing transactions and related fees, Post estimates it will use $840.6 of cash on hand at closing to consummate the MFI Acquisition which includes a payment of $42.3 to acquire MFI's cash and cash equivalents on hand, resulting in a net use of cash on hand of $798.3 for the combined entities.

(2)	Reflects the adjustment of MFI’s finished goods inventory to its preliminary estimated fair value.

(3)
Income tax expense and deferred income tax impacts in the pro forma condensed consolidated balance sheet and condensed consolidated statements of operations as a result of purchase accounting have been estimated at Post’s incremental statutory tax rate of 37.94%.

(4)	Reflects the adjustment of MFI’s property, plant and equipment to its preliminary estimated fair value.

(5)
Represents the incremental goodwill resulting from purchase accounting after estimating the fair value of the identifiable assets acquired and liabilities assumed. See “MFI Acquisition Transaction Summary” above.

(6)
For purposes of the preliminary purchase price allocation discussed in “MFI Acquisition Transaction Summary” above, Post estimated the fair value of MFI’s identifiable intangible assets at $1,349.5 including approximately $1,131.3 of customer relationship intangibles and approximately $218.2 of trademark intangibles representing an increase to the historical net book value of MFI’s intangible assets of $833.6. For purposes of determining incremental pro forma amortization expense to be recorded in the unaudited pro forma condensed consolidated statements of operations, the total estimated fair value of identifiable intangible assets was assumed to have a weighted average useful life of approximately 20.3 years.

(7)
Represents the net impact of reversing $34.6 of deferred financing fees recorded in MFI’s historical balance sheet for debt instruments that will be retired at the time of closing the MFI Acquisition and recording $26.2 of estimated underwriting and professional fees to be incurred on the debt to be issued to finance the transaction.

(8)	Reflects the following pro forma adjustments:

•	$50.0 payable to the sellers on the first anniversary of the closing date for the MFI Acquisition;

•	Reversal of $16.9 of accrued interest recorded in MFI’s historical balance sheet related to debt that will be retired at the time of closing;

•
Estimated tax benefit effect ($26.5) of transaction fees and other financing fees expected to be incurred consisting of: $36.5 breakage fee on MFI debt to be retired, $22.5 of commitment fees and bridge facility fees for which Post intends to obtain alternative replacement debt and equity financing and $10.9 of investment banking and other merger and acquisition advisory fees.

EX 99.5

(9)
Reflects the reversal of the book value of MFI debt of $1,431.0 expected to be retired at the time of closing and the estimated new debt Post expects to incur to finance the MFI Acquisition. The estimated balance of new Post debt consists of the following components: term loan B net of estimated original issue discount ($731.3), senior unsecured notes ($630.0) and amortizing note component of tangible equity units ($32.8). See "MFI Acquisition Transaction Summary – Financing Assumptions" above for various assumptions made with respect to the estimated balances of the new Post debt.

(10)
Reflects adjustments to remove MFI’s historical equity accounts (the total of which is equal to its net book value) to record the acquisition. In addition, includes adjustments to reduce retained earnings to reflect the after tax effect of certain acquisition-related expenses as described in note (8) above and to increase additional paid in capital for the estimated net proceeds from the issuance of common stock and the the issuance of the prepaid stock purchase contract component of the tangible equity units. See "MFI Acquisition Transaction Summary – Financing Assumptions" above for various assumptions made with respect to estimated proceeds from the issuance of common stock and the issuance of the prepaid stock purchase contract component of the tangible equity units.

(11)	Sales and COGS were adjusted to eliminate intercompany sales of $1.2 for the year ended September 30, 2013 and $0.3 for the six months ended March 31, 2014 between MFI and Agricore.

(12)	Reflects the elimination of COGS for intercompany sales as discussed in note (11) and adjustments to reclassify warehousing expenses as discussed below.
Warehousing expenses – Historically, MFI recorded warehousing expenses in COGS. Post accounts for warehousing expenses in SG&A. Adjustments of $36.0 and $18.5 were made for the year ended September 30, 2013 and the six months ended March 31, 2014, respectively, to classify MFI warehousing costs in accordance with Post’s accounting policies.

(13)
For the year ended September 30, 2013 and the six months ended March 31, 2014, consists of the adjustments discussed above in note (12) to reclassify warehousing expenses. In addition, for the six months ended March 31, 2014, reflects a $1.7 adjustment to remove non-recurring transaction expenses, recorded in Post’s and MFI’s historical financial statements, which are directly attributable to the MFI Acquisition.

(14)
As discussed in note (9), Post intends to incur new debt to finance the MFI Acquisition and intends to retire a portion of MFI’s debt. The pro forma adjustments for the year ended September 30, 2013 and the six months ended March 31, 2014, reflect the reversal of interest expense recorded in MFI’s historical financial statements for debt expected to be retired and incremental interest expense, including amortization of estimated original issue discount and deferred financing fees using the effective interest method, for new debt expected to be incurred by Post in the following amounts:

	Amortization Expense Year Ended September 30, 2013	Amortization Expense Six Months Ended March 31, 2014
Reversal of MFI interest expense	$110.1	$54.8
Incremental Post interest expense	(80.3)	(39.6)
Net pro forma interest expense adjustment	$29.8	$15.2

(15)
As discussed above in note (10), Post intends to issue common stock and tangible equity units to partially fund the cost of the MFI Acquisition. Post intends to raise $200.0 from the issuance of common stock and $167.2 from the issuance of the prepaid stock purchase contract component of the tangible equity units. Based on the closing market price of Post common stock on May 16, 2014 of $46.96 and the assumed "reference price" and maximum conversion rate for the stock purchase contracts, Post estimated the issuance of common stock and the issuance of tangible equity units would each result in a 4.3 million share increase to pro forma basic and diluted shares outstanding for both the year ended September 30, 2013 and the six months ended March 31, 2014. See “MFI Acquisition Transaction Summary – Financing Assumptions” above for various assumptions made with respect to the estimated proceeds from the issuance of common stock and the issuance of

EX 99.5

the prepaid stock purchase contract component of the tangible equity units and the additional weighted-average number of shares.